Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Restatement of EPS for Q3 2026; Reported Financial Strength Remains Unchanged

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SAN ANTONIO–June 5, 2026– U.S. Global Investors, Inc. (NASDAQ: GROW) (the "Company"), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announced that it has completed the restatement of its previously issued earnings per share (EPS) figures for the three-month and nine-month periods ended March 31, 2026, and has filed an amended Quarterly Report for the third quarter of fiscal year 2026 on Form 10-Q/A.

Nature of the Restatement

As was previously reported, the Company identified an inadvertent omission in the spreadsheet used to calculate weighted-average shares. The omission resulted in understated basic and diluted weighted average common shares and overstated basic and diluted EPS for the three- and nine-month periods ended March 31, 2026.

The miscalculation had no impact on the Company’s reported net income, total revenues, operating income, cash position or any other line item in the consolidated financial statements. Only the weighted average number of shares outstanding and the resulting per-share figures are affected.

“We recognize that per‑share information is important to our investors. Upon identifying the clerical omission, we completed the restatement as soon as practicable. We are enhancing our controls over the preparation and validation of spreadsheet calculations to support our commitment to accurate financial reporting,” said Lisa Callicotte, Chief Financial Officer of U.S. Global Investors.

For the three months ended March 31, 2026, weighted average shares were understated by 702,484 shares, resulting in an overstatement of basic and diluted EPS of $0.02.

Corrected EPS – Three Months Ended March 31, 2026
	As Reported	As Restated
Basic & Diluted EPS	$0.23	$0.21
Avg. Shares (Basic)	11,858,724	12,561,208
Avg. Shares (Diluted)	11,883,102	12,585,586

For the nine months ended March 31, 2026, weighted average shares were understated by 230,743 shares, resulting in an overstatement of basic and diluted EPS of $0.01.

Corrected EPS – Nine Months Ended March 31, 2026
	As Reported	As Restated
Basic & Diluted EPS	$0.27	$0.26
Avg. Shares (Basic)	12,535,652	12,766,395
Avg. Shares (Diluted)	12,546,628	12,777,371

1 Registration does not imply a certain level of skill or training.

Strong Quarter Highlights – Financial Strength Remains Intact

Notwithstanding the restatement of per-share figures, the Company’s underlying financial results for the third quarter of fiscal year 2026 reflect a strong quarter.

Net Income: Net income for the three months ended March 31, 2026, was $2.7 million, or $0.21 per share (restated), compared to a net loss in both the prior quarter and the same quarter a year earlier.

Revenue Growth: Total operating revenues were $2.8 million, representing a 10% increase over the prior quarter and a 31% increase over the same quarter in fiscal year 2025.

Assets Under Management (AUM): Average assets under management (AUM) were $1.6 billion during the quarter, driven by continued strength in the Company’s gold and natural resources strategies.

“I want to assure our shareholders that the fundamentals of our business remain strong,” said Mr. Holmes, Chief Executive Officer and Chief Investment Officer of U. S. Global Investors. “Over the past 5 years we have repurchased more than 20% of our outstanding shares, reflecting the Board’s and management’s confidence in the Company’s long-term outlook and continued commitment to shareholder yield.”

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	3/31/2026	3/31/2025
Operating Revenues	$2,762	$2,103
Operating Expenses	2,674	2,996
Operating Income (Loss)	88	(893)

Total Other Income (Loss)	1,745	648
Income (Loss) Before Income Taxes	1,833	(245)

Income Tax Expense (Benefit)	(844)	137
Net Income (Loss)	$2,677	$(382)

Net Income (Loss) Per Share (Basic and Diluted)	$0.21	$(0.03)

Avg. Common Shares Outstanding (Basic)	12,561,208	13,023,636
Avg. Common Shares Outstanding (Diluted)	12,585,586	13,024,441

Avg. Assets Under Management (Billions)	$1.6	$1.4

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report, Form 10-Q and Form 10-Q/A, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.